Exhibit 99

ACADIA HEALTHCARE APPOINTS TODD YOUNG AS CHIEF FINANCIAL OFFICER

Young Brings 25 Years of Financial and Healthcare Industry Experience

FRANKLIN, Tenn. (October 7, 2025) – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced the appointment of Todd Young as Chief Financial Officer, effective October 27, 2025. Tim Sides, who has been serving as the Company’s interim CFO since August 2025, will resume his role as Senior Vice President, Operations Finance.

Young brings to Acadia nearly a decade of executive-level finance experience at publicly traded healthcare companies. He most recently served as CFO at Elanco Animal Health (“Elanco”) where he joined in 2018 as Elanco was separating from Eli Lilly and Company. Young developed a robust finance organization and helped shape the company’s strategic direction since its earliest days as an independent company. Prior to Elanco, Young served as the CFO of ACADIA Pharmaceuticals, where he revamped the company’s financial processes and commercial pricing strategy for its flagship product. He earned a bachelor’s degree in economics from Grinnell College and a law degree from the University of Michigan School of Law.

“On behalf of the Board and all of us at Acadia, I’m excited to welcome Todd to the team,” said Chris Hunter, Chief Executive Officer of Acadia. “Todd has excelled at leading teams at publicly traded companies and has deep expertise in capital allocation, finance, and treasury. I am confident that his track record of delivering strong financial and operational results will be instrumental to the execution of our strategy centered on disciplined growth to expand access to behavioral healthcare, improving clinical outcomes and driving operational efficiency across our network.”

Hunter continued, “I thank Tim for his leadership while serving as interim CFO. We appreciate his support in ensuring a seamless transition and look forward to continuing to benefit from Tim’s finance and operational expertise. As we look ahead, our entire team is focused on building on the progress we have made to position Acadia for long-term success and value creation.”

Young said, “It is an honor to join Acadia, an organization that transforms the lives of patients through its leadership in behavioral health and addiction treatment services. I look forward to working closely with Chris and the rest of the leadership team to drive operational excellence and deepen financial discipline across the organization to support this vitally important mission.”

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Acadia Healthcare Appoints Todd Young as Chief Financial Officer

October 7, 2025

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of June 30, 2025, Acadia operated a network of 274 behavioral healthcare facilities with approximately 12,100 beds in 39 states and Puerto Rico. With approximately 25,000 employees serving more than 82,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Contacts

Media Contact:

Katie Lee

Vice President, Marketing Strategy

(703) 600-9517

Investor Contact:

Patrick Feeley

Senior Vice President, Investor Relations

(615) 861-6000

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